Exhibit 21.1

List of Subsidiaries

Name	State of incorporation or organization
1. Comstock Acquisitions, L.C.	Virginia
2. Comstock Aldie, L.C.	Virginia
3. Comstock Barrington Park, L.C.	Virginia
4. Comstock Belmont Bay 5, L.C.	Virginia
5. Comstock Belmont Bay 89, L.C.	Virginia
6. Comstock Blooms Mill II, L.C.	Virginia
7. Comstock Brandy Station, L.C.	Virginia
8. Comstock Capital Partners, L.C.	Virginia
9. Comstock Carter Lake, L.C.	Virginia
10. Comstock Cascades, L.C.	Virginia
11. Comstock Communities, L.C.	Virginia
12. Comstock Countryside, L.C.	Virginia
13. Comstock Culpeper, L.C.	Virginia
14. Comstock Delta Ridge II, L.L.C.	Virginia
15. Comstock Emerald Farm, L.C.	Virginia
16. Comstock Fairfax I, L.C.	Virginia
17. Comstock Flynn’s Crossing, L.C.	Virginia
18. Comstock Gainesville I, L.C.	Virginia
19. Comstock Hamlets of Blue Ridge, L.C.	Virginia
20. Comstock Holland Road, L.L.C.	Virginia
21. Comstock Homes of North Carolina, L.L.C.	North Carolina
22. Comstock Homes of Raleigh, L.L.C.	North Carolina
23. Comstock Homes of Washington, L.C.	Virginia
24. Comstock Investors III, L.P.	Virginia
25. Comstock Investors V, L.C.	Virginia
26. Comstock Investors VI, L.C.	Virginia

27. Comstock Kelton II, L.C.	Virginia
28. Comstock Lake Drive, L.C.	Virginia
29. Comstock Landing, L.L.C.	Virginia
30. Comstock North Carolina, L.L.C.	North Carolina
31. Comstock Penderbrook, L.C.	Virginia
32. Comstock Potomac Yard, L.C.	Virginia
33. Comstock Summerland, L.C.	Virginia
34. Comstock Ventures X, L.C.	Virginia
35. Comstock Ventures XII, L.C.	Virginia
36. Comstock Wakefield, L.L.C.	Virginia
37. North Shore Investors, L.L.C.	Virginia
38. North Shore Raleigh, L.L.C.	Virginia
39. Settlement Title Services, L.L.C.	Virginia
40. TCG Fund I, L.C.	Virginia
41. TCG Debt Fund II, L.C.	Virginia